UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 26, 2006

RAYTHEON COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-13699 (Commission File Number)	95-1778500 (IRS Employer Identification Number)

870 Winter Street, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 522-3000

(Registrant’s telephone number, including area code)

________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Board of Directors Compensation

On July 26, 2006, the Board of Directors of Raytheon Company (the “Company”), upon the recommendation of the Management Development and Compensation Committee of the Board, approved an equity award to each non-management director of 195 shares of restricted stock under the 1997 Nonemployee Directors Restricted Stock Plan. The restrictions on each restricted stock award will lapse on the date of the 2007 Annual Stockholders’ Meeting. The equity awards are intended to adjust the non-management directors’ 2006 total compensation so that it is equivalent, in the aggregate, to their 2005 total compensation. The form of Restricted Stock Award Agreement was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 9, 2005. For more information regarding non-management director compensation, you should refer to the Company’s 2006 proxy statement dated March 29, 2006.

Executive Officer Compensation

On August 1, 2006 the Company entered into a retention agreement with James E. Schuster, Executive Vice President of the Company and Chief Executive Officer of Raytheon Aircraft Company (“RAC”). The retention agreement was entered into in connection with the Company’s announcement that it intends to explore strategic alternatives for RAC, which may include among others, a potential sale of the business, initial public offering or spin-off to shareholders or some combination thereof. Under the retention agreement, Mr. Schuster will be entitled to receive a lump sum payment of one times his annual base salary plus annual target bonus upon the consummation of a transaction, in the event he remains employed by RAC through such date. Mr. Schuster may also be entitled to receive an additional lump sum payment of two times his annual base salary plus annual target bonus dependent upon the terms of his employment by any successor entity to RAC following the consummation of a transaction, all as more fully set forth in the retention agreement. The foregoing summary of the retention agreement with Mr. Schuster is qualified in its entirety by the retention agreement filed herewith as Exhibit 10.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit 10.1	Agreement dated August 1, 2006 between Raytheon Company and James E. Schuster.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAYTHEON COMPANY

Date:	August 1, 2006	By: /s/ Jay B. Stephens
Jay B. Stephens
Senior Vice President and General Counsel